EXHIBIT 3(i)(4)

DEAN HELLER
Secretary of State

202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684 5708

                                 Certificate of
                                    Amendment
                           (PURSUANT TO NRS 78.385 and
                                     78.390)

                                                  FILED # C 7460-87
                                                  JAN 24 2002
                                                  IN THE OFFICE OF
                                                  DEAN HELLER
                                                  DEAN HELLER SECRETARY OF STATE



              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                              - Remit in Duplicate-


1. Name of corporation:         USAOneStar.Net, Inc.
                                (being changed to Palladium Communications, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

      Article I is to be deleted in its entirety and substituted in its place the following: Article I The name of the corporation is Palladium Communications, Inc.

                                       and

      The Corporation has increased the authorized shares of Common Stock from 200,000,000 to 900,000,000 par shares, par value $.001. The 10,000,000
      Preferred remains as is.

      3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
      62%.*

      4. Officer Signature (Required):

/s/                     , President


*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.